JOHN HANCOCK BANK AND THRIFT OPPORTUNITY FUND

AMENDMENT DATED AUGUST 1, 2009

TO THE

AMENDED AND RESTATED BY-LAWS

DATED SEPTEMBER 13, 2004

Pursuant to the authority granted to the Board of Trustees in Section 2.10 of the Trust’s Amended and Restated Declaration of Trust (the “Declaration of Trust”), dated June 16, 1994, as amended from time to time, the Board of Trustees further amends the Amended and Restated By-Laws (the “By-Laws”) of the John Hancock Bank & Thrift Opportunity Fund (the “Trust”) by restating Article VI of the By-Laws in its entirety as follows:

1.         Section 6.8 is amended to read as follows in its entirety:

POWERS AND DUTIES OF THE TREASURER.  The Treasurer shall deliver all funds of the Trust or any Series or Class thereof which may come into his hands to such Custodian as the Trustees may employ.  He shall render a statement of condition of the finances of the Trust or any Series or Class thereof to the Trustees as often as they shall require the same and he shall in general perform all the duties incident to the office of a Treasurer and such other duties as from time to time may be assigned to him by the Trustees.  The Treasurer shall give a bond for the faithful discharge of his duties, if required so to do by the Trustees, in such sum and with such surety or sureties as the Trustees shall require.

2.         A new Section 6.13 is added as follows:

DESIGNATION OF PRINCIPAL ACCOUNTING OFFICER(S) AND PRINCIPAL FINANCIAL OFFICER(S).  The Trustees shall designate by resolution one or more officers of the Trust as the principal accounting officer(s) and the principal financial officer(s) for purposes of signing registration statements of the Trust in conformity with the requirements of the Securities Act of 1933, as amended.